                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No.  1)*
                                              --

                           GP Strategies Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                   36225V104
--------------------------------------------------------------------------------
                                (CUSIP Number)



                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [x]  Rule 13d-1(b)
                              [_]  Rule 13d-1(c)
                              [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 9 pages

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   CUSIP NO. 36225V104                  13G                 Page 2 of 9 Pages
             ---------
-------------------------                                 --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Liberty Wanger Asset Management, L.P. 36-3820584
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             820,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          820,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      820,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IA
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                                 --------------------
   CUSIP NO. 36225V104                  13G                 Page 3 of 9 Pages
             ---------
-------------------------                                 --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      WAM Acquisition GP, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             820,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          820,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      820,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

                    GP Strategies Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:

                    9 West 57th Street
                    New York, NY 10019

Item 2(a)      Name of Person Filing:

                    Liberty Wanger Asset Management, L.P. ("WAM")
                    WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP")

Item 2(b)      Address of Principal Business Office:

                    WAM and WAM GP are all located at:

                    227 West Monroe Street, Suite 3000
                    Chicago, Illinois  60606

Item 2(c)      Citizenship:

                    WAM is a Delaware limited partnership; WAM GP is a Delaware corporation.

Item 2(d)      Title of Class of Securities:

                    Common Stock

Item 2(e)      CUSIP Number:

                    36225V104

Item 3         Type of Person:

                    (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                               Page 4 of 9 pages

Item 4         Ownership (at December 31, 2000):

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                         820,000

                    (b)  Percent of class:

                         6.8% (based on 12,114,837 shares outstanding as of November 9, 2000)

                    (c)  Number of shares as to which such person has:

                         (i)   sole power to vote or to direct the vote: none
                         (ii)  shared power to vote or to direct the vote:
                               820,000
                         (iii) sole power to dispose or to direct the
                               disposition of:  none
                         (iv) shared power to dispose or to direct disposition of: 820,000

Item 5         Ownership of Five Percent or Less of a Class:

                    Not Applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                    The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

                    Not Applicable

Item 8         Identification and Classification of Members of the Group:

                    Not Applicable

Item 9         Notice of Dissolution of Group:

                    Not Applicable

                               Page 5 of 9 pages